Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE AND FOUR-FOLD

EARNINGS GROWTH FOR THE 4th QUARTER AND FULL YEAR OF 2004

TROY, MI (January 26, 2005)—Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for fourth quarter and full year ended January 2, 2005.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the 14 week fourth quarter of 2004 totaled $1.356 billion, a 16.4% increase compared to the $1.165 billion for the corresponding 13 week quarter in 2003. Sales for the 53 week fiscal year totaled $4.984 billion, a 15.2% increase compared to the $4.325 billion for the 52 week fiscal year of 2003.

Net earnings for the fourth quarter of 2004 totaled $8.6 million, compared to $1.8 million reported for the fourth quarter of 2003. Net earnings for the full year of 2004 totaled $22.1 million, compared to the $5.1 million earned during 2003.

Diluted earnings per share in the fourth quarter of 2004 were $0.24, as compared to fourth quarter 2003 earnings of $0.05 per share. Diluted earnings per share for the full year of 2004 were $0.62, compared to the $0.14 per share earned in 2003.

Commenting on the results, Adderley said, “Kelly turned in a very good year. Our full year sales of nearly $5 billion achieved a new sales record, exceeding the previous record we set in 2003 by $659 million.

“As the new year begins, we expect first quarter 2005 earnings to be in the range of $0.09 to $0.14, as compared to $0.03 per share in the first quarter of 2004. For the full year of 2005, we are currently forecasting earnings between $1.00 and $1.20 per share. This forecast is based on solid, but not robust, global economic growth in 2005.

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“Revenue in our U.S. Commercial staffing segment, which accounted for 46% of total sales, increased 9.5% year over year during the 14 week fourth quarter. The gross profit rate in this segment increased eight-tenths of a percent, primarily due to lower workers compensation costs. Expenses decreased 2.0% compared to last year. Operating earnings totaled $36.3 million, an increase of 56.5% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 20% of total sales, increased 21.3% year over year during the 14 week fourth quarter. Kelly Scientific Resources and Kelly Engineering Resources were the leading professional and technical performers in the fourth quarter. Kelly HR First and Kelly Vendor Management continue to be the leading staffing alternatives units. Kelly Home Care and the Automotive Services Group experienced small revenue decreases during the quarter. The PTSA gross profit rate decreased 2.1 percentage points, primarily due to gross profit decreases at Kelly Staff Leasing and Kelly Home Care, partially offset by higher fee based income. Expenses increased 7.4% as compared to last year. Operating earnings totaled $16.1 million and increased 8.9% on a year over year basis.

“Revenue in our International segment, which accounted for 34% of total sales, increased 24.1% year over year during the 14 week fourth quarter. The International gross profit rate decreased by four-tenths of a percent, primarily due to lower temporary staffing gross profit offset by growth in fee based income. Operating expenses increased by 15.2% in U.S. dollar terms. Operating earnings totaled $5.5 million, a significant improvement compared to earnings of $1.6 million last year.

“On a 13 week constant currency basis, International segment revenue increased 10.8% year over year in the fourth quarter. On a 13 week constant currency basis, total company revenue increased 8.5% year over year in the fourth quarter.”

Mr. Adderley concluded, “In short, as we see it, 2005 should be another good year for Kelly. We expect to set sales records, gain market share, improve operating efficiency, and rapidly grow earnings.”

In conjunction with its fourth quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on January 26, 2005 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:
U.S.	1-800-553-0329
International	1-612-332-0630

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The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. With nearly 2,500 company owned and operated offices in 27 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Revenue in 2004 was $4.98 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 14 WEEKS ENDED JANUARY 2, 2005 AND 13 WEEKS ENDED DECEMBER 28, 2003

(UNAUDITED)

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$1,355,922	$1,164,973	$190,949	16.4%
Cost of services	1,141,222	978,905	162,317	16.6

Gross profit	214,700	186,068	28,632	15.4
Selling, general and administrative expenses	202,359	182,879	19,480	10.7

Earnings from operations	12,341	3,189	9,152	287.0
Interest expense, net	(145)	(119)	(26)	(21.8)

Earnings before taxes	12,196	3,070	9,126	297.3
Income taxes	3,550	1,258	2,292	182.2

Net earnings	$8,646	$1,812	$6,834	377.2%

Basic earnings per share	$0.24	$0.05	$0.19	380.0%

Diluted earnings per share	$0.24	$0.05	$0.19	380.0%

STATISTICS:
Gross profit rate	15.8%	16.0%	(0.2)%
Expenses as a % of revenue	14.9	15.7	(0.8)
% Return—Earnings from operations	0.9	0.3	0.6
Earnings before taxes	0.9	0.3	0.6
Net earnings	0.6	0.2	0.4
Effective income tax rate	29.1	41.0	(11.9)
Average number of shares outstanding (thousands):
Basic	35,306	34,692
Diluted	35,588	34,945

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 53 WEEKS ENDED JANUARY 2, 2005 AND 52 WEEKS ENDED DECEMBER 28, 2003

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$4,984,051	$4,325,155	$658,896	15.2%
Cost of services	4,185,545	3,628,524	557,021	15.4

Gross profit	798,506	696,631	101,875	14.6
Selling, general and administrative expenses	763,013	687,894	75,119	10.9

Earnings from operations	35,493	8,737	26,756	306.2
Interest expense, net	(861)	(77)	(784)	NM

Earnings before taxes	34,632	8,660	25,972	299.9
Income taxes	12,502	3,550	8,952	252.2

Net earnings	$22,130	$5,110	$17,020	333.1%

Basic earnings per share	$0.63	$0.14	$0.49	350.0%

Diluted earnings per share	$0.62	$0.14	$0.48	342.9%

STATISTICS:
Gross profit rate	16.0%	16.1%	(0.1)%
Expenses as a % of revenue	15.3	15.9	(0.6)
% Return—Earnings from operations	0.7	0.2	0.5
Earnings before taxes	0.7	0.2	0.5
Net earnings	0.4	0.1	0.3
Effective income tax rate	36.1	41.0	(4.9)
Average number of shares outstanding (thousands):
Basic	35,115	35,289
Diluted	35,461	35,355

NM	Percentage change not meaningful.

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(In thousands of dollars)

	Fourth Quarter (Unaudited)
	2004 (14 weeks)	2003 (13 weeks)	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$623,049	$569,210	$53,839	9.5%
PTSA	277,294	228,557	48,737	21.3
International	455,579	367,206	88,373	24.1

Consolidated Total	$1,355,922	$1,164,973	$190,949	16.4%

Earnings from Operations:
U.S. Commercial Staffing	$36,320	$23,210	$13,110	56.5%
PTSA	16,141	14,826	1,315	8.9
International	5,514	1,645	3,869	235.2
Corporate	(45,634)	(36,492)	(9,142)	(25.1)

Consolidated Total	$12,341	$3,189	$9,152	287.0%

	December Year to Date
	2004 (53 weeks)	2003 (52 weeks)	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$2,327,910	$2,131,529	$196,381	9.2%
PTSA	1,033,427	895,002	138,425	15.5
International	1,622,714	1,298,624	324,090	25.0

Consolidated Total	$4,984,051	$4,325,155	$658,896	15.2%

Earnings (Loss) from Operations:
U.S. Commercial Staffing	$119,974	$93,429	$26,545	28.4%
PTSA	63,005	52,856	10,149	19.2
International	12,831	(751)	13,582	1,808.5
Corporate	(160,317)	(136,797)	(23,520)	(17.2)

Consolidated Total	$35,493	$8,737	$26,756	306.2%

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

UNAUDITED

(In thousands of dollars)

	Fourth Quarter
	2004 (14 weeks)	2003 (13 weeks)	Change	% Change
U.S. Commercial Staffing	$623,049	$569,210	$53,839	9.5%
PTSA	277,294	228,557	48,737	21.3
International—constant currency*	423,980	367,206	56,774	15.5

Revenue from services—constant currency	1,324,323	1,164,973	159,350	13.7%
Foreign currency impact	31,599		31,599

Revenue from services	$1,355,922	$1,164,973	$190,949	16.4%

	December Year to Date
	2004 (53 weeks)	2003 (52 weeks)	Change	% Change
U.S. Commercial Staffing	$2,327,910	$2,131,529	$196,381	9.2%
PTSA	1,033,427	895,002	138,425	15.5
International—constant currency*	1,493,831	1,298,624	195,207	15.0

Revenue from services—constant currency	4,855,168	4,325,155	530,013	12.3%
Foreign currency impact	128,883		128,883

Revenue from services	$4,984,051	$4,325,155	$658,896	15.2%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

ADJUSTED FOR THE 53rd WEEK

(UNAUDITED)

(In thousands of dollars)

	2004			2003
	Reported Revenue 14 Weeks	Less: 14th Week Revenue	Adjusted Revenue 13 Weeks	Reported Revenue 13 Weeks	Change	% Change
U.S. Commercial Staffing	$623,049	$29,936	$593,113	$569,210	$23,903	4.2%
PTSA	277,294	13,552	263,742	228,557	35,185	15.4
International—constant currency	423,980	17,072	406,908	367,206	39,702	10.8

Revenue from services—constant currency	1,324,323	60,560	1,263,763	1,164,973	98,790	8.5
Foreign currency impact	31,599	1,170	30,429		30,429

Revenue from services	$1,355,922	$61,730	$1,294,192	$1,164,973	$129,219	11.1%

	2004			2003
	Reported Revenue 53 Weeks	Less: 53rd Week Revenue	Adjusted Revenue 52 Weeks	Reported Revenue 52 Weeks	Change	% Change
U.S. Commercial Staffing	$2,327,910	$29,936	$2,297,974	$2,131,529	$166,445	7.8%
PTSA	1,033,427	13,552	1,019,875	895,002	124,873	14.0
International—constant currency	1,493,831	17,072	1,476,759	1,298,624	178,135	13.7

Revenue from services—constant currency	4,855,168	60,560	4,794,608	4,325,155	469,453	10.9
Foreign currency impact	128,883	1,170	127,713		127,713

Revenue from services	$4,984,051	$61,730	$4,922,321	$4,325,155	$597,166	13.8%

Information on the 14th week of the 2004 fourth quarter and 53rd week of the 2004 fiscal year is provided to allow investors to separate the impact of this extra week on reported results, in comparison to 2003 reported results. Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates. Management believes these measurements are an important analytical tool to aid in understanding underlying operating trends without distortion due to the extra week included in the 2004 fiscal year and currency fluctuations.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 53 WEEKS ENDED JANUARY 2, 2005 AND 52 WEEKS ENDED DECEMBER 28, 2003

(In thousands of dollars)

	2004	2003
Cash flows from operating activities
Net earnings	$22,130	$5,110
Noncash adjustments:
Depreciation and amortization	44,137	47,795
Increase in trade accounts receivable, net	(48,755)	(63,516)
Changes in other operating assets and liabilities	41,848	41,204

Net cash from operating activities	59,360	30,593

Cash flows from investing activities
Capital expenditures	(35,556)	(30,222)
Decrease in short-term investments	105	142
Increase in other assets	(736)	(2,487)

Net cash from investing activities	(36,187)	(32,567)

Cash flows from financing activities
(Decrease) increase in short-term borrowings	(8,188)	10,280
Dividend payments	(14,043)	(14,143)
Stock options and other	8,422	3,865
Purchase of treasury stock	(3)	(26,149)

Net cash from financing activities	(13,812)	(26,147)

Effect of exchange rates on cash and equivalents	1,815	3,563

Net change in cash and equivalents	11,176	(24,558)
Cash and equivalents at beginning of period	76,378	100,936

Cash and equivalents at end of period	$87,554	$76,378

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	January 2, 2005	December 28, 2003
Current Assets
Cash and equivalents	$87,554	$76,378
Short-term investments	1,288	457
Trade accounts receivable, less allowances of $16,228 and $14,983, respectively	727,366	658,090
Prepaid expenses and other current assets	40,736	31,784
Deferred taxes	34,967	24,962

Total current assets	891,911	791,671
Property and Equipment, Net	179,786	188,122
Noncurrent Deferred Taxes	17,960	14,606
Goodwill, Net	94,652	85,788
Other Assets	63,059	57,550

Total Assets	$1,247,368	$1,137,737

Current Liabilities
Short-term borrowings	$34,289	$39,190
Accounts payable	102,264	92,265
Accrued payroll and related taxes	246,061	200,503
Accrued insurance	33,165	36,016
Income and other taxes	67,839	49,342

Total current liabilities	483,618	417,316
Noncurrent Liabilities
Accrued insurance	58,548	58,763
Accrued retirement benefits	50,892	48,025

Total noncurrent liabilities	109,440	106,788
Stockholders’ Equity
Common stock	40,116	40,116
Treasury stock	(97,693)	(113,158)
Paid-in capital	22,530	19,096
Earnings invested in the business	664,813	656,726
Accumulated other comprehensive income	24,544	10,853

Total stockholders’ equity	654,310	613,633

Total Liabilities and Stockholders’ Equity	$1,247,368	$1,137,737

STATISTICS:
Working Capital	$408,293	$374,355
Current Ratio	1.8	1.9
Debt-to-Capital %	5.0%	6.0%
Global Days Sales Outstanding
Quarter	53	51
Year-to-date	54	55